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EXHIBIT 11.1

META Group, Inc.

EXHIBIT TO QUARTERLY REPORT ON FORM 10-Q

Computation of Net Income Per Common Share

	For the three months ended March 31,
	2002	2001
Net loss	$(1,353,000)	$(273,000)

Average number of common shares outstanding during the period	12,803,171	11,051,093
Add common share equivalents—options to purchase common shares and contingent shares

Total	12,803,171	11,051,093

Amounts per basic common share:

Net loss	$(0.11)	$(0.02)

Amounts per diluted common share:

Net loss	$(0.11)	$(0.02)

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  EXHIBIT 11.1
META Group, Inc. EXHIBIT TO QUARTERLY REPORT ON FORM 10-Q Computation of Net Income Per Common Share